Exhibit 99.2

7 August 2014
KENNEDY WILSON EUROPE REAL ESTATE PLC
Completion of £127 million financing of Tiger and Artemis portfolios
Kennedy Wilson Europe Real Estate plc (“KWERE” or the “Company”), an LSE listed company that invests primarily in real estate and real estate loans in Europe (LSE: KWE), is pleased to announce that it has completed a £127 million financing.
The facility has been arranged with GE Real Estate Loans Limited and has a five-year term. Under the terms of the facility agreement, the Company has the option to extend the term of the loan through two separate one year extensions. The facility is secured against the Tiger and Artemis real estate portfolios, which the Company acquired as seed assets in its IPO in February this year. The portfolios comprise 40 office, retail and industrial properties located across the United Kingdom.
The completion of this financing releases capital and improves the Company’s liquidity position. It increases the Company’s loan-to-value ratio to 25% with a weighted average maturity of 4.4 years.

For further information, please contact:
FTI Consulting
Richard Sunderland/Nick Taylor:                     +44 (0)203 727 1000
kennedywilson@fticonsulting.com
GE Capital Real Estate
Global Spokesperson:  Patrick Brennan, Norwalk, CT:                  +1203 750 3335
patrick.brennan@ge.com
About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson
Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.